UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 8, 2012 (May 8, 2012)

Republic Services, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

1-14267	65-0716904
(Commission File Number)	(IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054
(Address of principal executive offices)	(Zip Code)

(480) 627-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 8, 2012, Republic Services, Inc. (the “Company”) entered into a $1.25 billion revolving credit facility pursuant to an Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto (the “Amended and Restated Credit Facility”), which replaces the Company’s $1.25 billion credit facility maturing in September 2013.

The Amended and Restated Credit Facility is unsecured and will mature in May 2017. It includes a feature that allows the Company to increase availability under the Amended and Restated Credit Facility, at the Company’s option, by an aggregate amount of up to $500 million, through increased commitments from existing lenders or the addition of new lenders, subject to obtaining additional commitments and other customary conditions. At the Company’s option, borrowings bear interest at a base rate or a Eurodollar rate, plus an applicable margin based on the Company’s debt ratings. Available amounts subject to outstanding letters of credit, and outstanding principal, accrued and unpaid interest and other amounts payable under the Amended and Restated Credit Facility, may be accelerated upon the occurrence of customary events of default, including (subject to certain materiality thresholds and grace periods) payment defaults, failures to comply with covenants, material inaccuracies of representations or warranties, bankruptcy or insolvency proceedings, changes of control, ERISA matters and cross-defaults to other debt agreements.

The Amended and Restated Credit Facility contains customary affirmative and negative covenants, including, among other things, covenants requiring the Company to maintain certain financial ratios (including a minimum EBITDA, as defined in the agreement, to interest ratio and a maximum total debt to EBITDA, as defined in the agreement, ratio). The Company may pay dividends and repurchase common stock if it is in compliance with these covenants.

In addition, on May 8, 2012, the Company entered into Amendment No. 1 (“Amendment No. 1”) to its existing $1.25 billion credit facility (the “Existing Credit Facility”), by and among the Company, Bank of America, N.A., as Administrative Agent and each of the lenders signatory thereto. Amendment No. 1 does not extend the maturity date of the Existing Credit Facility, which matures in April 2016, but does reduce the commitments under the Existing Credit Facility to $1.0 billion and conforms certain terms of the Existing Credit Facility with those of the Amended and Restated Credit Facility.

In connection with entering into the Amended and Restated Credit Facility and Amendment No. 1, the guarantees by the Company’s subsidiary guarantors with respect to the Amended and Restated Credit Facility and the Existing Credit Facility have been released. As a result, the guarantees by the Company’s subsidiary guarantors with respect to all of the Company’s outstanding senior notes, with an outstanding principal amount of $5.6 billion, were automatically released. In addition, the guarantees by all of the Company’s subsidiary guarantors (other than Allied Waste Industries, Inc. and Allied Waste North America, Inc.) with respect to the 9.25% debentures and the 7.40% debentures issued by the Company’s subsidiary Browning-Ferris Industries, LLC (successor to Browning-Ferris Industries, Inc.) also were automatically released. You should read Note 7 to the interim financial statements included in the Company’s Form 10-Q for the quarter ended March 31, 2012 (filed April 27, 2012) for a listing of the Company’s outstanding senior notes and debentures.

Item 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On May 8, 2012, the Company entered into a $1.25 billion Amended and Restated Credit Agreement; the information required by Item 2.03 of Form 8-K is included in Item 1.01 of this report.

On May 8, 2012, the Company amended its $1.25 billion Existing Credit Facility; the information required by Item 2.03 of Form 8-K is included in Item 1.01 of this report.

Item 3.03.	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

As a result of entering into the Amended and Restated Credit Facility and Amendment No. 1, the guarantees by the Company’s subsidiary guarantors with respect to all of the Company’s outstanding senior notes were automatically released; the information required by Item 3.03 of Form 8-K is included in Item 1.01 of this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit

Exhibit No.	Description

4.1	Amended and Restated Credit Agreement, dated as of May 8, 2012, by and among Republic Services, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

4.2	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of May 8, 2012, by and among Republic Services, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, and each of the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2012

REPUBLIC SERVICES, INC.

By:	/s/ Tod C. Holmes
Tod C. Holmes
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Charles F. Serianni
Charles F. Serianni
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)